Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Forms S-3 (Nos. 333-145982, 333-139403, 333-109187, 333-112145 and 333-122420), Forms S-8 (Nos. 333-148326 and 333-51468), and Form F-3 (No. 333-101502) of Workstream Inc. of our report dated November 14, 2008, relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K of Workstream Inc. for the year ended May 31, 2008. Our report dated November 14, 2008, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

McGladrey & Pullen, LLP
Orlando, Florida
November 14, 2008